EXHIBIT 10.2

24 August 2026

PRIVATE AND CONFIDENTIAL
Samuel Poletti
[address]

Assignment Agreement

Dear Samuel,

We are pleased to confirm your forthcoming assignment (herein called “Assignment”) from Amrize Ltd., in Zug, Switzerland (herein called “Home Company”) to Amrize North America Inc. in Chicago, Illinois, United States of America (herein called “Host Company”).

1.	Assignment Agreement
This Assignment Agreement acts as an addendum to your current employment contract with the Home Company dated August 24, 2026, and governs the terms and conditions of your Assignment. This Assignment Agreement, together with your Home Company employment contract, represents the entire agreement between the Parties.

If there is a conflict between this Assignment Agreement and the Home Company employment contract, the terms and conditions of this Assignment Agreement shall prevail over the Home Company employment contract for the duration of the Assignment.

2.	Start Date and Duration
Your Assignment with the Host Company in the US will commence on August 24, 2026 and is anticipated to last 5 years until August 23, 2031, if not terminated prior to this date in accordance with clause 13 “Termination of Assignment” of this Assignment Agreement.

The Assignment period may be extended up to a maximum duration of seven years from the start date of your original Assignment (August 24, 2026).  The duration of any extension of the Assignment will be mutually agreed upon by the Home Company, the Host Company and you.

3.	Position and Reporting Line
During your Assignment, you will hold the position of Chief Financial Officer and report to the Group Chief Executive Officer.

4.	Place of Work
During your Assignment your normal place of work will be Chicago, Illinois, in the United States of America.

5.	Compensation
5.1	Assignment Salary
During the Assignment, you will be compensated in accordance with the Host Company’s salary program. Effective on the Assignment start date, your annual base salary for the Assignment will be USD $725,000 gross.

5.2	Salary Review
Your Assignment base salary will be reviewed according to the Host Company’s normal salary review guidelines. Your next annual base salary review will be in 2027.

5.3	Car Allowance
While on Assignment in the US in the position of Chief Financial Officer, you shall receive an annual car allowance of USD 29,000, paid bi-weekly through the Host Company’s standard payroll process, less applicable withholdings and deductions required by law, including ordinary US payroll taxes and Swiss social security employee contributions.  Please note that this car allowance replaces any car allowance stated in your current employment contract for the duration of this Assignment.

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5.4	Housing Allowance
While on Assignment in the US in the position of Chief Financial Officer, you shall receive an annual housing allowance of USD 100,000 paid bi-weekly through the Host Company’s standard payroll process, less applicable withholdings and deductions required by law, including ordinary US payroll taxes and Swiss social security employee contributions.  The housing allowance payments will start once you secure permanent housing in Chicago. Once you secure permanent housing in Chicago and begin receiving the housing allowance, no further living expenses will be covered under the business travel policy.

5.5	Flat Rate Expense Allowance
While on Assignment, you are not eligible to receive the Flat Rate Expense Allowance listed in your current employment contract. For expense reimbursement during your Assignment please reference the Host Country Travel and Expense policy.

5.6	Pay Delivery
Your Assignment base salary will be delivered predominantly through the Host Company payroll. An annually determined amount of your net salary shall be delivered through Home Company payroll in order to offset your ongoing Swiss social security employee contributions, your Home Company pension funds employee contributions and any Swiss withholding taxes deriving on actual non-US work days. Your car allowance will be fully paid through the Host Company payroll.

5.7	Bonus Plan
During the Assignment, you will be eligible for participation in the Host Company’s annual bonus plan at a target of 100% of your annual base salary with a maximum of 200%. You acknowledge and accept that the Host Company reserves the right to amend the terms and conditions of the annual bonus plan at any time. You also acknowledge and agree further that any payments pursuant to the bonus plan will be dependent on the Host Company achieving established corporate performance criteria. All determinations regarding achievement of any payment pursuant to the bonus plan will be made by the Host Company, in its sole discretion. Any earned bonus will be prorated to reflect your time on Assignment during 2026.

5.8	Long Term Incentives
In addition, you are eligible to participate in the Long-Term Incentive Plan, which is designed to align key employees with the Home Company's long-term growth objectives. The LTI may be granted in the form of restricted shares, stock options, or performance-based equity awards.

The specific details, including vesting schedules, performance conditions, award types, and settlement provisions, are outlined in the LTI Plan. Participation in the LTI Plan does not imply any right to continued employment or future grants.

5.9	Continuity of Service
For the purpose of calculating years of service and any related benefits, any years spent on an international Assignment will be counted as years spent in the service of the Home Company.

6.	Insurances
6.1	Social Security
During your Assignment, you will continue to participate in the Swiss social security system. Actual employee and employer Swiss social security contributions will be calculated on your Home Company employment income by the Home Company during this Assignment, as required. The Home Company will apply for a Certificate of Coverage to exempt you from paying any US social security taxes. The Home Company will recharge any employer Swiss social security costs to the Host Company in line with the Home Company’s intercompany recharge guidelines and practice.

6.2	Home Country Pension and Retirement
During your Assignment, you will continue to participate in the Home Country pension and retirement benefits. The annual pensionable salary will be reviewed annually in line with the corresponding pension plan rules. The Home Company will recharge any employer costs to the Host Company in line with the Home Company’s intercompany recharge guidelines and practice. The Home Country manages conditions related to participation the Home Country Pension Fund. Details regarding participation and contribution rules may be obtained from the Home Country Human Resources team.

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6.3	Health Insurance
During your Assignment, the Host Company will enroll you in accordance with the plan rules, to an International Health Insurance and emergency repatriation plan. Any US taxes which may arise on the provision of this benefit, are borne by you.

7.	Relocation Benefits
7.1	Immigration Assistance

The Host Company will apply for the applicable non-immigrant US work visa including any dependent visas, as required. Any expenses in relation to obtaining the necessary US work and dependent visas will be borne by the Host Company.

7.2	Destination Services
Destination services will be provided to help settling in and finding suitable temporary and permanent accommodation in the US. A predefined destination services package will be offered by the Host Company’s designated relocation service provider.

8.	Tax Services
In order to ensure compliance with local tax laws and to assist in the transition and during the Assignment, US and Swiss tax advisory services will be provided by the Home Company’s designated global tax service provider. Tax advisory services (arrival and departure tax briefings and annual US, and Swiss tax return filing) will be provided for any year on Assignment and until all trailing tax liabilities from this Assignment are completed. You are solely responsible for timely submission of required documentation to file your US and Swiss tax returns. Any interest and/or penalties resulting from your failure to submit all required tax returns and documentation on a timely basis is your sole responsibility. The Home Company and the Host Company are not liable for any inaccurate or incomplete information given by you.

9.	Laws and Legislation
You agree to abide by all laws and legislation in force in the State of Illinois and the US, particularly as far as law and order and labor laws are concerned.

10.	Working Hours and Public Holidays
Your working hours and public holidays entitlement will be in accordance with the Host Company’s regulations, local laws and customs established in the US.

11.	Vacation Entitlement
You will be entitled to paid annual leave in accordance with the Host Company’s annual leave regulation and practices.

12.	End of Assignment
Throughout your Assignment in the US, the Home Company will continue to follow the progress of your career. At the end of your Assignment, the Home Company will make every reasonable effort to offer you a mutually acceptable position that serves the Home Company’s needs and your career goals but does not extend any guarantee of a specific position or function on your return.

13.	Termination of Assignment
This Assignment Agreement may be voluntarily terminated by either Party by giving at least three (3) months’ notice in writing to the other Party.

The Parties reserve the right to cancel this Assignment Agreement without notice for due cause. ‘Due cause’ for dismissal without notice is an event such as, but not limited to, grave or repeated violations of contractual obligations, guidelines or instructions, intentionally or negligently causing damage or injury, the acceptance of commissions or bribes in any form; any behaviour that seriously damages the Home Company’s or Host Company’s reputation, serious offence against local laws or clear failure to perform basic responsibilities despite having fair written opportunity to rectify. In case of gross negligence in performing your duties, the Home and the Host Company may terminate this Assignment Agreement without giving any notice time and will not pay any repatriation benefits.

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If your employment with the Home Company is terminated under terms that provide for you to receive a “Garden Leave”, to the extent permitted by US immigration and law and regulations at the applicable time that may allow you to remain in the US during any period of your Garden Leave, the Host Company will facilitate the continuation of the payment of annual base salary and bonus (where applicable) through the US payroll system per the terms of the Home Company Garden Leave policy, provided, however, if at any time US immigration law does not permit the Host Company to make such payments or allow you to remain in the US, then all such payments from the Host Company shall cease at that time, and the Home Country will be responsible for paying any remaining payments then owing under the Garden Leave upon your return to your home country.

14.	Data Protection Clause
We take your privacy and the protection of the personal data we process about you and about your next of kin seriously. We attach our Data Privacy Policy setting out our approach to handling you and your next of kin personal data. The signing of this agreement by you will be deemed as your acknowledgement indicating that you have read the terms under which we process you and your next of kin personal data as set out in the Data Privacy Policy.

For processing and storing your personal data, both during and after your Assignment, the Home Company use special software hosted by a third-party provider on a server located outside the Home and Host Company. As per Home Company review, the third-party provider hosting services meet security standards of the highest level.

The Home and Host Company HR and Payroll Managers as well as members of the applicable International Mobility Team, may access and process your personal data. The Home and Host Company may retain selected third parties to provide Assignment related services to you. In connection with the provision of such services, personal data (to the extent necessary) will be transferred to such third-party service providers who will then hold and process such data. Such third-party service providers may be amended from time to time but currently include retained global tax advisors, relocation agents, shipping agents and immigration advisors.

15.	Governing Law and Jurisdiction
Swiss law will govern with respect to all questions and interpretation of this Assignment Agreement which, together with your Home Company employment contract, represent the complete terms of your Assignment and employment with your Home Company.

We wish you much success in your role and an enjoyable stay in the US.

Yours sincerely,

/s/ Jan Jenisch	/s/ Steve Clark

Jan Jenisch	Steve Clark
Group Chief Executive Officer	Chief People Officer

/s/ Julia Lucius

Julia Lucius
HR Director, Swiss Domicile

I have read and hereby confirm my understanding and agreement with the terms and conditions of this Assignment Agreement.

/s/ Samuel Poletti 24 August 2026
Signature and date
Samuel Poletti

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